As of August 21, 2000

Mr. Ian Rescigno
5743 Corsa Avenue
Westlake Village, Ca. 91362

Dear Mr. Rescigno

         This letter shall server to memorialize the agreement between you and us as follows:

                  (1) Reference is made to the employment agreement between you and us, dated September 1, 1999, as amended (the "Agreement").

                  (2) We have been advised by our auditors that the Warrants we agreed to issue to you upon the occurrence of certain events would, once issued, result in a substantial reduction of our earnings to the material detriment of us and our shareholders. Accordingly, you and we shall agree that our contingent obligation to issue to you the warrants described in Section 5b of the Agreement upon the occurrence of "the Build-Out" elements, the Completion of Beta Test, and the National Launch of 7th and 8th Grade Service shall terminate, effective as of the date of this letter agreement. You and we both acknowledge that the Events have not occurred as of the date of this letter agreement.

                  (3) In consideration of your acceptance of the termination of our contingent-obligation to issue such warrants to you, as described above, we agree to pay you a sum equal to one-third of your annual base compensation, as set forth in Paragraph 4(a) of the Agreement, or $30,000, payable on or before December 31, 2000.

Mr. Ian Rescigno
August 21, 2000
Page 2.



         If the forgoing confirms your understanding of our agreement, please sign this letter on the space provided below.

                                           Cordially,

                                            EduLink, Inc.




                                            By /s/
                                               -----------------------------

/s/ Ian Rescigno
- -------------------------
Ian Rescigno